Exhibit 12.1
                                                                       2/13/2007
                              GEORGIA POWER COMPANY
              Computation of ratio of earnings to fixed charges for
                     the five years ended December 31, 2006

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                                                               ----------------------------------------------------------------
                                                                  2002         2003          2004        2005           2006
                                                                  ----         ----          ----        ----           ----

EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Earnings before income taxes                                 $1,010,350   $1,037,301    $1,081,028   $1,197,831    $1,236,845
  Interest expense, net of amounts capitalized                    181,024      193,728       240,572      297,313       319,894
  Distributions on mandatorily redeemable preferred securities     65,293       62,415        15,948            0             0
  AFUDC - Debt funds                                                8,570        5,634        10,295       11,812        12,354
                                                               ----------   ----------    ----------   ----------    ----------
    Earnings as defined                                        $1,265,237   $1,299,078    $1,347,843   $1,506,956    $1,569,093
                                                               ==========   ==========    ==========   ==========    ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Interest on long-term debt                                   $  148,534   $  167,125    $  179,219   $  215,264    $  217,954
  Interest on affiliated loans                                     10,195        3,299        46,512       68,735        87,672
  Interest on interim obligations                                   3,078            0            24            0             0
  Amort of debt disc, premium and expense, net                     17,012       16,579        16,812       17,109        17,054
  Other interest charges                                           10,774       12,359         8,301        8,017         9,571
  Distributions on mandatorily redeemable preferred securities     65,293       62,415        15,948            0             0
                                                               ----------   ----------    ----------   ----------    ----------
    Fixed charges as defined                                   $  254,886   $  261,777    $  266,816   $  309,125    $  332,251
                                                               ==========   ==========    ==========   ==========    ==========



RATIO OF EARNINGS TO FIXED CHARGES                                  4.96         4.96          5.05         4.87          4.72
                                                                    ====         ====          ====         ====          ====
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